Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

MiNK Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.00001 par value per share	Rules 457(c)	4,640,000	$0.798 (2)	$3,702,720.00	0.00014760	$546.52

Total Offering Amounts					$3,702,720.00		$546.52

Total Fee Offsets (3)							—

Net Fee Due							$546.52

(1)

The Registrant is hereby registering for resale from time to time by certain stockholders up to 4,640,000 shares of its common stock that were initially issued pursuant to the Stock Purchase Agreement dated as of May 14, 2024, by and between the Registrant and GKCC, LLC. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on August 9, 2024 to be $0.8110 and $0.7850, respectively.

(3)	The Registrant does not have any fee off-sets.